As filed with the Securities and Exchange Commission on May 7, 1996
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                     THE GREAT AMERICAN BACKRUB STORE, INC.

          New York                                          13-3729043
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                           Identification No.)

    425 Madison Avenue, Suite 605
    New York, New York                                          10017
(Address of principal executive offices)                      (Zip Code)

                              --------------------

                     The Great American BackRub Store, Inc.
             1994 Employee Stock Option Plan and Purchase Agreements
                            (Full Title of the Plan)

                              --------------------

                                 William Zanker
                                    President
                     The Great American Backrub Store, Inc.
                          425 Madison Avenue, Suite 605
                            New York, New York 10017
                     (Name and Address of agent for service)

                                  (212)750-7046
          (Telephone number, including area code, of agent for service)

                              --------------------

                                 With a copy to:
                               Stephen Irwin, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                              --------------------

             Approximate date of proposed sale pursuant to the Plan:
               From time to time after the effective date of this
                             registration statement.

                              --------------------

                         CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                         Proposed               Proposed
                                                          Maximum                Maximum
         Title of                Amount                  Offering               Aggregate              Amount of
        Securities               to be                     Price                Offering             Registration
     to be Registered          Registered                Per Share                Price                   Fee
- ------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value              5,000(1)(2)                 $3.4375(1)          $17,187.50(1)                $5.93
- ------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value             70,000(2)(3)                 $4.50(3)              $315,000(3)              $108.62
- ------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value            615,000(2)(4)                 $3.03(4)            $1,863,450(4)              $642.57
- ------------------------------------------------------------------------------------------------------------------------
Total Registration Fee.........................................................................         $757.12
========================================================================================================================

(1) Represents 5,000 shares with respect to which options were granted under the Registrant's 1994 Employee Stock Option Plan (the "Employee Plan") at an exercise price of $3.4375 per share.
(2) Pursuant to Rule 416, an indeterminate number of shares of Common Stock that may become issuable pursuant to antidilution provisions of the Employee Plan and the various other written purchase agreements and written compensation contracts pursuant to which options were granted by the Registrant (collectively, the "Purchase Agreements") are also being registered.
(3) Represents 70,000 shares of Common Stock with respect to which options have not yet been granted under the Employee Plan. Pursuant to Rule 457(g) and (h), the offering price for these shares of Common Stock which may be issued under the Employee Plan is estimated solely for the purpose of determining the registration fee and is based on $4.50, the per share average of high and low sale prices of the Common Stock as reported by the Nasdaq SmallCap Market on May 1, 1996.
(4) Shares of Common Stock with respect to which options have been granted under the Purchase Agreements at an average exercise price of $3.03 per share to certain employees, directors and consultants of the Company.

================================================================================

PROSPECTUS
                                 665,000 SHARES

                     THE GREAT AMERICAN BACKRUB STORE, INC.
                     Common Stock, $.001 par value per share


         This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders") of 655,000 shares (the "Shares") of Common Stock, $.001 par value per share (the "Common Stock") of The Great American BackRub Store, Inc. (the "Company") that may be issued by the Company to the Selling Shareholders upon the exercise of outstanding stock options granted under (a) the Company's 1994 Employee Stock Option Plan (the "1994 Plan") and (b) various written purchase agreements and written compensation contracts (collectively, the "Purchase Agreements"). This Prospectus also relates to the reoffer and resale of Shares to be acquired upon exercise of stock options that may be granted to individuals who may be deemed "affiliates" of the Company (collectively, the "Future Selling Shareholders") upon the exercise of outstanding stock options to be granted under the 1994 Plan. If and when such options are granted to the Future Selling Shareholders, the Company intends to distribute a Prospectus Supplement as required by Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act"). Such Prospectus Supplement will specify the names of the Future Selling Shareholders and the amount of Shares to be reoffered and sold by them.

         The offer and sale of the Shares to the Selling Shareholders and to the Future Selling Shareholders were previously registered under the Securities Act. The Shares are being reoffered and may be resold for the accounts of the Selling Shareholders and the Future Selling Shareholders and the Company will not receive any of the proceeds from the resale of the Shares.

         The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions on the Nasdaq SmallCap Market ("Nasdaq"), in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus.

         The Common Stock is traded on Nasdaq under the symbol "RUBB". On May 1, 1996, the closing price for the Common Stock, as reported by Nasdaq, was $4.50.


            AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 3 HEREOF.


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is May 7, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or at certain of the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                TABLE OF CONTENTS

                                                                        Page


     AVAILABLE INFORMATION................................................2

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................2

     RISK FACTORS.........................................................4

     GENERAL INFORMATION..................................................8

     RECENT DEVELOPMENTS..................................................9

     USE OF PROCEEDS.....................................................10

     SELLING SHAREHOLDERS................................................11

     PLAN OF DISTRIBUTION................................................12

     LEGAL MATTERS.......................................................12

     ADDITIONAL INFORMATION..............................................12


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's (i) Annual Report on Form 10-KSB for the year ended December 31, 1995 and (ii) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The Company's  Application  for  Registration of its Common Stock under
Section 12(g) of the Exchange Act filed on February 23, 1995, is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to The Great American BackRub Store, Inc., 425 Madison Avenue, Suite 605, New York, New York 10017, Attention: President. Oral requests should be directed to such officer (telephone number (212) 750-7046).

                              --------------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                  RISK FACTORS

         THE   SECURITIES   OFFERED  HEREBY  INVOLVE  A  HIGH  DEGREE  OF  RISK.
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT DECISION.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS CONTAINING AN EXPLANATORY PARAGRAPH THAT INDICATES GOING CONCERN UNCERTAINTIES. The Company's independent certified public accountants have included an explanatory paragraph in their report on the Company's Financial Statements stating that the Financial Statements have been prepared based on the assumption that the Company will continue as a going concern and that the Company's losses from operations since inception raise substantial doubt about the ability of the Company to continue as a going concern.

DEVELOPMENT STAGE COMPANY; LIMITED OPERATING HISTORY AND REVENUES; HISTORICAL AND ANTICIPATED LOSSES; ACCUMULATED DEFICIT. The Company was organized in December 1992, commenced operations in August 1993, opened its first Company-owned store in October 1993 and therefore has a limited operating history upon which an evaluation of the Company's future performance and prospects can be made. The Company's prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an emerging and evolving industry. Since inception, the Company has generated limited revenues and has incurred significant losses, including losses of $1,118,975, $2,647,255 and $597,870, respectively, for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996 resulting, at March 31, 1996, in an accumulated deficit of $4,774,065. Losses are continuing through the date of this Prospectus. Inasmuch as the Company continues to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with its proposed expansion, the Company anticipates that losses will continue for at least the next 12 months and until such time, if ever, as the Company is able to generate sufficient revenues to finance its operations and the costs of continuing expansion. Since inception, the Company's operations have generated negative cash flow, as its expenses have exceeded revenues, and the Company's ability to continue its operations has been dependent upon debt and equity financings. There can be no assurance that the Company will be able to generate significant revenues or achieve profitable operations or that its operations will generate positive cash flow.

NEW INDUSTRY; UNCERTAINTY OF MARKET ACCEPTANCE. As is typically the case in an emerging industry, demand and market acceptance for newly introduced services and products are subject to a high level of uncertainty. The Company has not yet commenced significant marketing activities or studies and currently has limited marketing experience in the retail back rub business and limited financial, personnel and other resources to undertake extensive marketing activities or studies. The Company does not intend to conduct any formal marketing or other concept feasibility studies to determine the potential commercial viability of its concept. Achieving market acceptance for the Company's services and products will require substantial marketing efforts and expenditure of significant funds to create awareness and demand. The Company's success depends in large part on its ability to attract suitable franchisees and will also be dependent on the level of acceptance and usage of the Company's services and products by consumers. Because demand by prospective franchisees and consumers may be interrelated, any lack or lessening of demand by any one of these could adversely affect market acceptance for the Company's services and products. In light of the relatively undeveloped and emerging markets for retail back rubs, there can be no assurance that a substantial market for the Company's services and products will develop and grow.

RISKS ASSOCIATED WITH GROWTH STRATEGY AND RAPID EXPANSION. The Company has achieved only limited growth to date. Implementation of the Company's proposed expansion will be substantially dependent on, among other things, the Company's ability to identify and secure advantageous locations and leases for its Company-owned and franchised stores on a timely basis and on favorable terms; hire and retain skilled management, financial, marketing and other personnel; and successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls). The Company's prospects will also be significantly affected by its ability to successfully develop and maintain relationships with its franchisees. The Company's growth strategy and plans are subject to change as a result of a number of factors, including progress or delays in the Company's marketing efforts, changes in market conditions and competitive factors. There can be no assurance that the Company will be able to successfully implement its business strategy or otherwise expand its operations.

FRANCHISING. The Company's success will be dependent upon the development and implementation of an effective franchise program, which would afford unaffiliated parties the opportunity to own and operate Great American BackRub Stores using the Company's concept. The Company intends to include in such a program criteria to evaluate franchisees. However, there can be no assurance that the Company will be able to manage such a program effectively, that its franchisees will have the ability or resources necessary to successfully develop and operate their stores or that such franchisees' stores will be well operated and promoted. In addition, the Company intends to lease the space for any franchised stores directly from the landlord and sublease to the franchisee. The Company will be primarily liable for any such leases and may be required to pay the landlord directly if the franchisee fails to do so.

DEPENDENCE ON PROCEEDS OF INITIAL PUBLIC OFFERING TO FINANCE EXPANSION AND WORKING CAPITAL; POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company remains dependent on the proceeds of the its initial public offering completed in March 1995 (the "IPO") and other future financings to implement its proposed expansion and to finance its working capital requirements. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its proposed expansion), that the net proceeds of the IPO will be sufficient to satisfy its anticipated cash requirements at least through July 1996. The Company will be required to seek additional financing to implement its proposed expansion and to finance its working capital requirements. To the extent that the Company incurs indebtedness or issues debt securities, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. The Company has no current arrangements with respect to, or sources of, additional financing, and it is not anticipated that existing shareholders will provide any portion of the Company's future financing requirements. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms or at all. If the Company is unable to obtain additional financing, its ability to meet its current obligations and current plans for expansion could be materially adversely affected.

POTENTIAL LIABILITY; INSURANCE. The Company is engaged in a business which could expose it to possible liability claims from others, including personal injury claims. The Company maintains a general liability insurance policy that is subject to a $1,000,000 per occurrence limit with a $1,000,000 aggregate limit. Currently, the Company requires all of its employee/therapists to obtain professional liability insurance (in the minimum amount of $1,000,000) through one of two professional massage organizations. In some cases, the Company is permitted under the applicable policy to be named as an additional insured. In addition, the Company has obtained a professional liability policy for an additional $1,000,000 covering all of its employees. There can be no assurance, however, that the Company's insurance will be sufficient to cover potential claims or that an adequate level of coverage will be available in the future at a reasonable cost. A partially insured or completely uninsured successful claim against the Company could have a material adverse effect on the Company.

REGULATION. Certain states in which the Company intends to operate, as well as the State of New York, in which the Company currently operates its eight Company-owned stores, require the licensing of massage therapists. The offer, sale, termination or renewal of franchises in the United States is subject to requirements established by the Federal Trade Commission (the "FTC"). In addition to the requirements of the FTC, certain states require that franchisors register in the state prior to offering franchises in such states. The Company believes that it is in compliance with all applicable laws and regulations and has all required licenses to conduct its business. However, no assurance can be given that current laws or regulations applicable to the Company's business will not change. Any such new laws or regulations or the Company's expansion into new geographic areas could subject the Company to substantial costs in order to comply with such applicable laws or regulations. Any failure by the Company to comply with any new or existing laws or regulations could subject the Company to substantial penalties.

COMPETITION. Management of the Company believes that no other multi-unit retailer is in the business in which the Company operates. Competition consists of numerous independent massage therapists, spas, salons and health clubs providing full body massage and a limited number of massage therapists providing seated massage in non-retail "off-site" environments. However, due to the relatively low cost of, and lack of other barriers to, entry into the Company's business, no assurance can be given that others will not develop multi-unit retail concepts or stores similar to or competitive with the Company's concept and stores or that the Company will successfully compete with any such competitors, some of whom may have substantially greater financial and other resources than the Company.

DEPENDENCE ON KEY PERSONNEL; ATTRACTION AND RETENTION OF KEY PERSONNEL. The Company is dependent to a great extent, on the experience, abilities and continued services of Mr. Zanker, the Company's Chairman of the Board and President and Mr. Murray, the Company's Chief Executive Officer. While the Company's management has substantial national retail and franchise experience, no assurance can be given that such prior experience will assure the Company's success. In addition, the Company's management has no prior experience with companies offering products and services similar to those offered by the Company. The Company has entered into three-year employment agreements with each of Messrs. Zanker and Murray which expire on October 31, 1997. The loss of the services of Messrs. Zanker and Murray could have a material adverse effect on the Company. The Company has obtained $2,000,000 of key man insurance on the lives of each of Messrs. Zanker and Murray. The Company's success also depends upon its ability to attract and retain qualified massage therapists and other additional qualified personnel. While the Company believes there are numerous qualified massage therapists currently available, competition for such personnel may become intense. There can be no assurances that the Company will be able to attract and retain qualified personnel.

POSSIBLE IMMEDIATE AND SUBSTANTIAL DILUTION. At March 31, 1996, the Company had a net tangible book value of approximately $1.46 per share. If purchasers of the Common Stock offered hereby purchase such shares at a price higher than the net tangible book value per share, they will experience dilution in an amount equal to the difference between the price per share they paid and the net tangible book value per share.

NO DIVIDENDS. The Company has never paid a dividend on its Common Stock and does not intend to pay any dividends to its shareholders in the foreseeable future. The Company currently intends to reinvest earnings, if any, in the development and expansion of its business.

NO ASSURANCE OF CONTINUED PUBLIC MARKET; POSSIBLE VOLATILITY OF MARKET. There can be no assurance that a regular trading market for the Common Stock will be sustained. The market price of the Common Stock may be highly volatile as has been the case with the securities of many emerging companies. Factors such as the Company's operating results and announcements by the Company or its competitors of new products or services may significantly impact the market price of the Company's securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. Although Laidlaw may make and certain dealers presently make a market in the Common Stock, they are not obligated to do so and may cease such market making activities at any time.

EFFECT OF OUTSTANDING OPTIONS AND WARRANTS, COMPANY'S STOCK OPTION PLAN AND REPRESENTATIVE'S WARRANTS; DILUTIVE EFFECTS. As of the date of this Prospectus, options and warrants to purchase an aggregate of 1,225,000 shares of Common Stock are issued and outstanding, held by the Company's executive officers, a former executive officer, consultants and a former consultant to the Company. In connection with a bridge financing consummated in November 1994, the Company issued the warrants (the "Bridge Warrants") to purchase an aggregate of 137,500 shares of Common Stock exercisable at a price of $2.50 per share. In addition, options to purchase 5,000 shares of Common Stock are presently issued and outstanding under the Employee Plan. The Company may from time to time issue options under the Employee Plan to purchase up to an additional 70,000 shares of Common Stock. The Company agreed with the underwriters in the IPO not to grant or issue options to purchase more than 37,500 shares of Common Stock under the Employee Plan prior to February 28, 1997. The Company granted options to purchase an aggregate of 50,000 shares of Common Stock to directors of the Company. In connection with the IPO, the Company issued and sold to the representatives of the several underwriters in the IPO (the "Representative") for nominal consideration the Representative's Warrants which entitle the Representative to purchase an aggregate of 125,000 shares of Common Stock. The Representative's Warrants are exercisable through February 25, 2000, at an exercise price of $6.00 per share. The Company recently entered into an Option Agreement with the Representative which provides that in the event certain options granted to the Company to repurchase shares of Common Stock from the Representative are exercised in full, the Representative's Warrants will not be exercisable prior to June 4, 1996. See "Recent Developments." The holders of the options and warrants presently outstanding, holders of any subsequently issued options and warrants of the Company, as well as the Representative will have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership. The sale of Common Stock or other securities held by or issuable to any such holders, or merely the potential of such sales, could have an adverse effect on the market price of the Common Stock. The Company may find it more difficult to raise additional equity capital, if it should be needed for the business of the Company, while any of such securities are outstanding. At any time when the holders thereof might be expected to convert or exercise them, the Company would probably be able to obtain additional equity capital on terms more favorable than those provided by such securities. To the extent that any such securities are converted or exercised, as the case may be, the percentage of ownership interest of the Company's shareholders will be diluted.

SHARES ELIGIBLE FOR FUTURE SALE. Of the 1,785,266 shares of Common Stock outstanding, 410,266 shares are "restricted securities" within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Act") and, generally, may be sold only in compliance with Rule 144 under the Act. In addition, certain of the 410,266 shares are subject to lockup restrictions described below. Of the remaining 1,375,000 shares, 125,000 shares, which represent shares of Common Stock sold by the Company in a private placement in June 1993, are freely tradeable and not subject to lockup restrictions. Of the 410,226 restricted securities, 184,187 may be sold pursuant to Rule 144, 63,562 of which shares are subject to the lockup restrictions described below and the remaining 226,039 shares are available for sale under

Rule 144 at various times during 1996 and 1997, of which 91,250 shares are subject to the lockup restrictions described below. Under Rule 144, a person who has held restricted securities for a period of two years may sell a limited number of such securities into the public market without registration of such securities under the Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of the Company to sell their restricted securities without quantity limitations once they have satisfied Rule 144's three-year holding period. Sales made pursuant to Rule 144 by the Company's existing shareholders may have a depressive effect on the price of the shares of Common Stock in the public market. Such sales could also adversely affect the Company's ability to raise capital at that time through the sale of its equity securities. All of the Company's officers and directors (who own 173,562 shares in the aggregate) have agreed not to sell, assign or transfer 154,812 of their shares of Common Stock for a period of eighteen (18) months from February 28, 1995 without the Representative's prior written consent. The Company's Option Agreement with the Representative provides that in the event the Options are exercised in full, the lock-up agreements entered into by Messrs. Zanker and Murray and such 5% or greater shareholder shall become null and void. The holders of the Representative's Warrants have certain registration rights with respect to the Common Stock underlying such Warrants.

LISTING AND MAINTENANCE CRITERIA FOR NASDAQ QUOTATION. The Common Stock is quoted on Nasdaq. To continue to be quoted on Nasdaq, the Company must satisfy certain maintenance criteria, including having (i) at least two market makers for the Common Stock, (ii) total assets of at least $2 million, (iii) capital and surplus of at least $1 million, (iv) a minimum bid price per share of $1,
(v) at least 300 shareholders and (vi) a public float of at least 100,000 shares with a market value of at least $200,000. The failure to meet these maintenance criteria in the future may result in the Common Stock not being eligible for quotation on Nasdaq and trading, if any, of the Common Stock would thereafter be conducted on the OTC Bulletin Board. As a result of such ineligibility for quotation, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

                               GENERAL INFORMATION

         The Company is a development stage company engaged in the creation of a national chain of stores under the name "The Great American BackRub Store," which offer reasonably-priced back rubs to customers while they are seated and fully clothed in a clean, open, non-threatening environment. The back rubs currently offered by the Company are for 5, 10, 20, 30 or 45 minutes, priced at approximately $8.95, $14.95, $24.95, $34.95 and $49.95, respectively. By design, The Great American BackRub Store is a specialty interactive retailer offering a wide range of massage and stress reduction products, including oils, bath salts, back supports and electronic and mechanical stress reduction devices (priced generally from $4.95 to $250.00). The Company believes that the combination of a boutique retail concept with back rub services makes The Great American BackRub Store a unique shopping experience.

         The Company currently owns and operates seven retail stores in New York City and one location in the Westchester Mall in White Plains, New York. The Company plans to open approximately 40 Company-owned stores within two years from the date of this Prospectus and additional franchised stores, although there can be no assurance that the Company will be successful in this plan. The Company intends to place its stores in high traffic locations such as malls, airports, urban sites and casinos.

         The typical Great American BackRub Store location consists of approximately 600 to 1,200 square feet, including 300 to 600 square feet of retail space. Customers are seated on a specially-designed chair which provides cushioned support for the chest, arms and head. The Company's stores are designed to permit people both inside and outside the store to view the back rub process and at the same time maintain the privacy of the back rub customer. The Company's stores will also offer back rub services off-site, to corporate offices, convention centers and tourist attractions. All back rub services are provided by therapists who are either licensed (in states where such licensing is required) or have completed training at a school certified by a recognized trade association.

         The Company's growth strategy is to be implemented primarily by Terrance Murray, the Company's Chief Executive Officer, who previously served as the executive vice president - operations of Supercuts, Inc. Supercuts, Inc. is a hair care chain with in excess of 1,000 company-owned and franchised stores in 43 states and Puerto Rico. The Company believes that the substantial national retail and franchise experience of Mr. Murray will be an asset to the Company.

         The Company was incorporated under the laws of the State of New York in December 1992. The Company's executive offices are located at 425 Madison Avenue, Suite 605, New York, New York 10017 and its telephone number is (212) 750-7046.

                               RECENT DEVELOPMENTS

OPTION AGREEMENT

         On December 7, 1995, the Company entered into an option agreement (the "Option Agreement") with Laidlaw and the Selling Shareholder pursuant to which Laidlaw granted the Company an option (the "First Option") to purchase 100,000 shares of Common Stock (the "First Option Shares") and an option (the "Second Option" and together with the First Option, the "Options") to purchase 375,000 shares of Common Stock (the "Second Option Shares" and together with the First Option Shares, the "Option Shares"). The First Option may be exercised in whole or in part, at any time or from time to time, from the date (the "Effective Date") the post-effective amendment to the registration statement of which this Prospectus is a part is declared effective by the Commission to and including June 7, 1996 (the "Expiration Date"), after which the First Option, to the extent not previously exercised, will expire. The exercise price for the First Option from the Effective Date to and including the fifth business day following the Effective Date (the "Step-up Date") shall be $3.50 per share. The exercise price for the First Option from the day immediately following the Step-up Date until the Expiration Date shall be $4.00 per share.

         The Second Option may be exercised in whole or in part, at any time or from time to time, from the Effective Date until the Expiration Date, after which the Second Option, to the extent not previously exercised, will expire. The exercise price for the Second Option shall be $4.00 per share.

         The Option Agreement may be assigned by the Company, at any time or from time to time in whole or in part, without the consent of Laidlaw as to any of the Options which are simultaneously therewith being exercised by any such assignee. On April 24, 1996, the Company entered into an agreement with three individuals (the "Holders") whereby the Company granted to the Holders the right to cause the Company to assign the Second Option to the Holders. The agreement expires on June 7, 1996 (the "Termination Date"). To the extent the Expiration Date is extended, the Termination Date shall be extended to coincide with such Expiration Date. The exercise price of the Second Option to the Holders is $5.00 per share.

FRANCHISE/FRANCHISE OPTION TERMINATIONS

         The Company's first franchised store (the "Las Vegas Store") opened in July 1994 in Las Vegas, Nevada. The Company entered into a franchise agreement (the "Franchise Agreement") with its Las Vegas franchisee (the "Franchisee") on June 1, 1994. Pursuant to the Franchise Agreement, the Franchisee paid the Company an initial, non-recurring, non-refundable franchise fee of $10,000. In addition, the Franchisee paid the Company a monthly royalty fee equal to 8% of the Franchisee's gross monthly revenues (as such term is defined in the Franchise Agreement). The Franchisee also paid to the Company an advertising and sales promotion fee which is equal to the greater of 3% of the Franchisee's gross monthly revenues or $1,000. On May 30, 1995, the Company and the Franchisee entered into a franchise termination agreement whereby (i) the Franchise Agreement and related sublease were terminated, (ii) the Company purchased certain assets from the Franchisee and (iii) the Company and the Franchisee provided for the mutual release of any obligations of each to the other whether arising out of the Franchise Agreement, the sublease or otherwise. The purchase price for the assets conveyed by the Franchisee to the Company was $25,000 and 18,185 shares of Common Stock. Simultaneously with the Franchise Termination Agreement, the Company closed the Las Vegas Store.

         The  Company   entered   into  two  option   agreements   (the  "Option
Agreements") with Bay Area Backs I, a California limited partnership (the "Optionee"), on June 20, 1994 and June 21, 1994, respectively, for the opening of two franchised stores in the San Francisco area. Pursuant to the Option Agreements, the Optionee paid to the Company $5,000 for each of two options (the "Options") to require the Company to enter into franchise agreements with the Optionee. On May 30, 1995, the Company and the Optionee entered into an option termination agreement whereby (i) the Option Agreements were terminated, (ii) the Company purchased certain assets from the Optionee and (iii) the Company and the Optionee provided for the mutual release of any obligations of each to the other whether arising out of the Option Agreements or otherwise. The purchase price for the assets conveyed by the Optionee to the Company and the termination of the Options was $27,300.

CONSULTING AGREEMENT

         On February 8, 1996, the Company entered into a Financial Advisory and Consulting Agreement (the "Financial Advisory Agreement") with Investors Associates, Inc. ("Investors Associates"). The Financial Advisory Agreement expires on January 31, 1997. As compensation for the services to be performed by Investors Associates to the Company pursuant to the Financial Advisory Agreement, the Company paid to Investors Associates a financial consulting fee of $100,000, warrants to purchase 100,000 shares of Common Stock of the Company at an exercise price of $1.00 per share exercisable to and including January 31, 1997, and warrants to purchase 200,000 shares of Common Stock of the Company at an exercise price of $2.50 per share exercisable to and including January 31, 1998. The Company has granted certain registration rights to Investors Associates relating to the registration of the shares issuable upon exercise of the warrants under the Securities Act of 1933, as amended.

         During the term of the Financial Advisory Agreement, Investors Associates will provide the Company with such regular and customary consulting advice as is reasonably requested by the Company. Investors Associate's duties will include, but will not necessarily be limited to (i) providing sponsorship and exposure in connection with the dissemination of corporate information regarding the Company to the investment community at large, (ii) arranging meetings with securities analysts, (iii) assisting in the Company's financial public relations and (iv) rendering advice regarding a future public or private offering of securities of the Company or of any of its subsidiaries. In this regard, Investors Associates has agreed to use its best efforts to assist the Company in arranging for a private placement or public offering of securities with gross proceeds to the Company of at least $2 million.


                                 USE OF PROCEEDS

         The Company will receive the exercise price of the options when exercised by the holders thereof. Such proceeds will be used for working capital purposes by the Company. The Company will not receive any of the proceeds from the reoffer and resale of the Shares by the Selling Shareholders.


                              SELLING SHAREHOLDERS

         This Prospectus relates to the reoffer and resale of Shares issued or that may be issued to the Selling Shareholders under the Purchase Agreements or the 1994 Plan.

         The following table sets forth (i) the number of shares of Common Stock beneficially owned by each Selling Shareholder, (ii) the number of Shares of Common Stock to be offered for resale by each Selling Shareholder and (iii) the number and percentage of shares of Common Stock to be held by each Selling Shareholder after completion of the offering.


                                                               Number of shares
                                                               of Common Stock/
                              Number of                         Percentage of
                              shares of         Number of        Class to be
                             Common Stock       Shares to        Owned After
                            Owned Prior to     be Offered       Completion of
         Name                  Offering        for Resale        the Offering
- --------------------------  ---------------   ------------    -----------------

William Zanker (1)........     302,312(2)      220,000         82,312/4.6%

Terrance Murray (3).......     279,375(4)      220,000         59,375/3.3%

Keith Dee (5).............     100,000(6)      100,000                 0

Edward Faber (7)..........      10,000(8)       10,000                 0

Andrew Hyams (7)..........      75,437(9)       10,000         65,437/3.7%

Donald Fleischer (7)......     26,125(10)       10,000         16,125/*

Peter Hanelt (7)..........      10,000(8)       10,000                 0

Stephen Seligman (7)......     15,000(11)       10,000          5,000/*




- -----------------------
*        less than 1%.

(1) Mr. Zanker is the Chairman of the Board, President and a director of the Company.

(2) Includes (i) 63,562 shares of Common Stock held by The William Zanker Trust for the benefit of his children (Mr. Zanker disclaims beneficial ownership of such shares), (ii) 18,750 shares of Common Stock held by Debbie Dworkin, Mr. Zanker's wife (Mr. Zanker disclaims beneficial ownership of such shares), (iii) options to purchase 100,000 shares of Common Stock at an exercise price of $1.875 per share and (iv) options to purchase 120,000 shares of Common Stock at an exercise price of $3.75 per share.

(3) Mr. Murray is the Chief Executive Officer and a director of the Company.

(4) Includes (i) options to purchase 100,000 shares of Common Stock at an exercise price of $1.875 per share and (ii) options to purchase 120,000 shares of Common Stock at an exercise price of $3.75 per share.

(5)      Mr. Dee is the Chief Financial Officer and Secretary of the Company.

(6) Represents (i) options to purchase 10,000 shares of Common Stock at an exercise price of $2.5625 per share and (ii) options to purchase 90,000 Shares of Common Stock at an exercise price of $2.375 per share.

(7) Messrs. Faber, Hyams, Fleischer, Hanelt, and Seligman are directors of the Company.

(8) Represents options to purchase 10,000 shares of Common Stock at an exercise price of $5.00 per share.

(9) Includes (i) 1,875 shares of Common Stock held by Mr. Hyams and his wife as joint tenants with the right of survivorship, (ii) 63,562 shares of Common Stock held as trustee for The William Zanker Trust and
         (iii) options to purchase 10,000 shares of Common Stock at an exercise price of $5.00 per share.

(10) These shares consist of (i) 3,625 shares held by Mr. Fleischer, (ii) 10,000 shares issuable upon the exercise of options at an exercise price of $5.00 per share and (iii) 12,500 shares issuable upon the exercise of warrants purchased by Mr. Fleischer in the Company's bridge financing.

(11) Includes (i) 5,000 shares of Common Stock held by Mr. Seligman and his wife as joint tenants with the right of survivorship and (ii) options to purchase 10,000 shares of Common Stock at an exercise price of $5.00 per share.


                              PLAN OF DISTRIBUTION

         It is anticipated that all of the Shares will be offered by the Selling Shareholders from time to time in the open market, either directly or through brokers or agents, or in privately negotiated transactions. The Selling Shareholders have advised the Company that they are not parties to any agreement, arrangement or understanding as to such sales.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022. Such firm beneficially owns 7,500 shares of Common Stock of the Company. Stephen Irwin, of counsel to Olshan Grundman Frome & Rosenzweig LLP, beneficially owns 2,800 shares of Common Stock of the Company.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, such statement being qualified in all respects by such reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission (the "Commission") are incorporated herein by reference and made a part hereof:

                  (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

                  (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996.

                  (c) The description of the Company's securities contained in the Company's Registration Statement on Form 8-A filed on February 23, 1995.

          All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

          Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022. Such firm beneficially owns 7,500 shares of Common Stock of the Company. Stephen Irwin, of counsel to Olshan Grundman Frome & Rosenzweig LLP, beneficially owns 2,800 shares of Common Stock of the Company.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

          Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

          The Company's authority to indemnify its directors and officers is governed by the provisions of Sections 721 to 726 of the New York Business Corporation Law (the "BCL"), as follows:

          Section 721 Nonexclusivity of Statutory Provisions for Indemnification of Directors and Officers -- The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

         Section 722 Authorization for Indemnification of Directors and Officers
- -- (a) A corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

                  (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

                  (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

                  (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         Section 723 Payment of Indemnification Other Than By Court Award -- (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

                  (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

                           (1)   By the board acting by a quorum  consisting  of
directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

                           (2)   If a  quorum  under  subparagraph  (1)  is  not
obtainable or, even if obtainable, a quorum of disinterested directors so directs;

                           (A)   By the board  upon the  opinion  in  writing of
independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

                           (B)   By the  shareholders  upon a  finding  that the
director or officer has met the applicable standard of conduct set forth in such sections.

                  (c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

         Section 724 Indemnification of Directors and Officers by a Court -- (a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723. Application therefor may be made, in every case, either:

                           (1)   In the civil action or  proceeding in which the
expenses were incurred or other amounts were paid, or

                           (2)   To the supreme court in a separate  proceeding,
in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in action or proceeding in which the expenses were incurred or other amounts were paid.

                           (b)   The  application  shall be made in such  manner
and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

                           (c)   Where  indemnification  is sought  by  judicial
action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

         Section 725 Other Provisions Affecting Indemnification of Directors and Officers -- (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled:

                  (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

                        (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

                        (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

                        (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

                  (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

                  (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

                  (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

                  (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

         Section 726 Insurance for  Indemnification of Directors and Officers --
(a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

                        (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

                        (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

                        (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

                  (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer.

                        (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

                        (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

                  (c)   Insurance  under any or all  subparagraphs  of paragraph
(a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

                  (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

                  (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

                       ----------- ------------ ----------

         The Company's certificate of incorporation provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by Section 402(b) of the BCL.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

          4(a)   -         The Great American BackRub Store,  Inc. 1994 Employee
                           Stock Option Plan (the "1994 Plan")  (incorporated by
                           reference   to   Exhibit   4.4   to   the   Company's
                           Registration   Statement   on  Form  SB-2  (File  no.
                           33-88052)).

          4(b)   -         Stock Option Agreement dated as of December 23, 1994,
                           by and between the Company and William Zanker.

          4(c)   -         Stock Option  Agreement dated as of July 19, 1995, by
                           and between the Company and William Zanker.

          4(d)   -         Stock Option Agreement dated as of December 23, 1994,
                           by and between the Company and Terrance Murray.

          4(e)   -         Stock Option  Agreement dated as of July 19, 1995, by
                           and between the Company and Terrance Murray.

          4(f)   -         Stock Option  Agreement dated as of July 27, 1995, by
                           and between the Company and Simon Abrahams.

          4(g)   -         Stock Option  Agreement dated as of July 27, 1995, by
                           and between the Company and Keith Dee.

          4(h)   -         Stock Option  Agreement dated as of December 15, 1995
                           by and between the Company and Keith Dee.

          4(i)   -         Form of Stock  Option  Agreement  by and  between the
                           Company  and  Edward  Faber,   Andrew  Hyams,  Donald
                           Fleischer, Peter Hanelt and Stephen Seligman.

           5     -         Opinion of Olshan, Grundman, Frome & Rosenzweig LLP.

         23(a)   -         Consent of BDO Seidman, LLP, independent auditors.

         23(b)   -         Consent of Olshan,  Grundman,  Frome & Rosenzweig LLP
                           (included in its opinion filed as Exhibit 5).

         24      -         Powers of Attorney (included on the signature page to
                           this Registration Statement).


ITEM 9.  UNDERTAKINGS.

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 6th day of May 1996.

                                         THE GREAT AMERICAN BACKRUB STORE, INC.
                                         --------------------------------------
                                                     (Registrant)

                                         By:  /s/ William Zanker
                                              --------------------------------
                                         William Zanker, Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Zanker, Terrance C. Murray and Keith Dee his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                  Title                       Date


/s/ William Zanker             Chairman of the Board,        May 6, 1996
- ---------------------------    President and Director
        William Zanker


/s/ Terrance C. Murray         Chief Executive Officer       May 6, 1996
- ---------------------------    (principal executive
      Terrance C. Murray       officer) and Director



/s/ Keith Dee                  Chief Financial Officer       May 6, 1996
- ---------------------------    (principal financial
           Keith Dee           officer and principal
                               accounting officer) and
                               Secretary


/s/ Stephen Seligman           Director                      May 6, 1996
- ---------------------------
       Stephen Seligman


/s/ Edward E. Faber            Director                      May 6, 1996
- ---------------------------
       Edward E. Faber


/s/ Peter Hanelt               Director                      May 6, 1996
- ---------------------------
         Peter Hanelt


/s/ Donald R. Fleischer        Director                      May 6, 1996
- ----------------------------
      Donald R. Fleischer


/s/ Andrew L. Hyams            Director                     May 6, 1996
- ----------------------------
       Andrew L. Hyams

                                  EXHIBIT INDEX



   Exhibit
     No.                                  Description

          4(a)   -         The Great American BackRub Store,  Inc. 1994 Employee
                           Stock Option Plan (the "1994 Plan")  (incorporated by
                           reference   to   Exhibit   4.4   to   the   Company's
                           Registration   Statement   on  Form  SB-2  (File  no.
                           33-88052)).

          4(b)   -         Stock Option Agreement dated as of December 23, 1994,
                           by and between the Company and William Zanker.

          4(c)   -         Stock Option  Agreement dated as of July 19, 1995, by
                           and between the Company and William Zanker.

          4(d)   -         Stock Option Agreement dated as of December 23, 1994,
                           by and between the Company and Terrance Murray.

          4(e)   -         Stock Option  Agreement dated as of July 19, 1995, by
                           and between the Company and Terrance Murray.

          4(f)   -         Stock Option  Agreement dated as of July 27, 1995, by
                           and between the Company and Simon Abrahams.

          4(g)   -         Stock Option  Agreement dated as of July 27, 1995, by
                           and between the Company and Keith Dee.

          4(h)   -         Stock Option Agreement dated as of December 15, 1995,
                           by and between the Company and Keith Dee.

          4(i)   -         Form of Stock  Option  Agreement  by and  between the
                           Company  and  Edward  Faber,   Andrew  Hyams,  Donald
                           Fleischer, Peter Hanelt, and Stephen Seligman.

             5   -         Opinion of Olshan, Grundman, Frome & Rosenzweig LLP.


         23(a)   -         Consent of BDO Seidman, LLP, independent auditors.

         23(b)   -         Consent of Olshan,  Grundman,  Frome & Rosenzweig LLP
                           (included in its opinion filed as Exhibit 5).

            24   -         Powers of Attorney (included on the signature page to
                           this Registration Statement).